Exhibit 99.1

Ceres Announces Fiscal Third Quarter 2015 Financial Results

−	Company signs licensing agreement for its biotech traits, including upfront payments and future royalties.
−	Drought concerns in U.S. boost evaluations of Ceres’ improved forage sorghum hybrids.

THOUSAND OAKS, Calif. – July 10, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, announced today financial results for the three months ended May 31, 2015 and provided an update on its business and product development pipeline.

The company reported that it has signed a collaboration and license agreement with a leading agricultural producer to introduce Ceres’ biotech traits following positive results from greenhouse and field evaluations. Separately, the company announced that it has substantially increased plantings of its commercial forage sorghum hybrids in the U.S. over the prior year.

Ceres President and CEO Richard Hamilton noted that the company continues to realign its focus toward food and forage opportunities and biotechnology traits for sugarcane and other crops. “Our core technology platforms and biotech traits provide multiple opportunities for out-licensing by crop, geography and market. Our strategy is to continue to build our proprietary sorghum seed business while we advance our biotech traits and technology toward commercialization. As we demonstrated this quarter, the more advanced these traits and products are in our pipeline, the more valuable they can become.”

Paul Kuc, Ceres Chief Financial Officer, reported that the company is actively reviewing a number of potential financing options and further cost reduction measures to extend its working capital. “We continue to closely monitor expenses and intend to make further cost reductions in order to direct greater resources toward improved forages for dairy and meat production and biotech traits for sugarcane and other crops.”

Business Highlights and Outlook

•	For the 2015 growing season in North America, total plantings of Ceres forage sorghum hybrids are expected to cover more than 3,000 acres, compared to approximately 600 acres planted the previous season. The increase in planted acres is primarily due to an increase in the number of customers evaluating the company’s products for potentially larger-scale use. Drought and water supply concerns in certain regions of the U.S. positively influenced customer planting decisions of Ceres’ forage sorghum hybrids. The company also expanded field evaluations of its biotech traits in sorghum in the United States following successful field trials last season. Performance results for both its traditionally developed hybrids and biotech traits are expected by the end of the calendar year. Ceres added three additional seed distributors for its products in the U.S. and its territories.

•	Ceres has entered into a multi-year collaboration with a leading agricultural producer to develop improved crop varieties with higher yields, accelerated growth and greater resilience to drought conditions. The development and commercialization program will be fully funded by the company’s collaboration partner. Payments to the company are expected to exceed $1 million by mid-2016. Ceres is also entitled to royalties for new cultivars commercialized under the agreement.

•	In May 2015, the company reported that its bioinformatics software, Persephone, was licensed to global seed potato developer, HZPC Holland BV. Persephone software is also being evaluated by new potential customers in plant genomics as well as in biomedical research and diagnostics, where genomics data is analyzed and viewed in a similar manner to plants.

•	In Brazil, the company announced in June a realignment plan consistent with its overall shift from bioenergy toward food and feed opportunities. Current cost reductions implemented under the plan are expected to deliver cash savings of up to approximately $4 to $5 million in fiscal year 2016, primarily through restructuring the company’s Brazilian operations. Ceres expects to make additional cost reductions which are expected to save up to approximately $2 to $3 million in fiscal year 2016. The company is exploring discussions with additional local partners and collaborators to support the continued development and commercialization of its technology in Brazil. The company also plans to expand its sugarcane trait development activities for the Brazilian sugarcane market. Separately, the company reported that for the recently completed 2014-2015 sorghum growing season in Brazil, it had achieved continued progress from its product development pipeline, including the highest ethanol yields achieved to date at industrial scale by one of its sweet sorghum products. A number of its pre-commercial high biomass sorghum and sweet sorghum hybrids also met or exceeded field performance targets in multiple regions. Based on anecdotal reports, the company’s commercial high-biomass sorghum plantings widely outyielded competing products this season at locations where side-by-side comparisons were available, however, yields were below company targets due, in part, to delays during planting and less than optimal harvest practices.

Third Quarter Financial Results

Total revenues increased by $0.3 million to $1.1 million for the quarter ended May 31, 2015 compared to the same period last year. Revenue from collaborative research and government grants increased by $0.3 million primarily due to the recognition of revenue following the completion of work under the company’s various collaboration agreements. Product sales were relatively unchanged.

Total cost and operating expenses decreased by $1.5 million to $7.0 million for the quarter ended May 31, 2015 compared to the same period last year.

Cost of product sales increased by $0.3 million to $0.9 million for the quarter ended May 31, 2015 compared to the same period last year. Cost of product sales in Brazil increased by $0.2 million primarily due to increased expenses related to biomass produced under the company’s sales incentive and promotional programs for the 2014-2015 growing season. In the U.S., expenses increased by $0.1 million primarily due to increased seed production costs for Ceres’ U.S. sorghum business.

Research and development expenses decreased by $1.1 million to $2.5 million for the quarter ended May 31, 2015 compared to the same period last year primarily due to reduced personnel and related expenses in the U.S.

Selling, general and administrative expenses decreased by $0.2 million to $3.6 million for the quarter ended May 31, 2015 compared to the same period last year primarily due to reduced personnel and related expenses in the U.S. and Brazil.

For the quarter ended May 31, 2015, Ceres reported a net loss of $5.9 million, or $0.98 per share, compared to a net loss of $7.7 million, or $1.35 per share, for the quarter ended May 31, 2014.

At May 31, 2015, cash and cash equivalents and marketable securities totaled $9.1 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss its fiscal third quarter results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 67991050. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. The company’s advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s restructuring plan and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2015	2014	2015	2014

Revenues:
Product sales	$201	$163	$300	$229
Collaborative research and government grants	924	643	1,568	1,835
Total revenues	1,125	806	1,868	2,064
Cost and operating expenses:
Cost of product sales	860	575	3,436	2,440
Research and development	2,516	3,595	7,469	11,579
Selling, general and administrative	3,639	3,887	10,949	10,732
Other	-	464	-	464
Total cost and operating expenses	7,015	8,521	21,854	25,215
Loss from operations	(5,890)	(7,715)	(19,986)	(23,151)
Interest expense	(20)	(25)	(32)	(44)
Interest income	8	13	37	39
Loss before income taxes	(5,902)	(7,727)	(19,981)	(23,156)
Income tax expense	-	-	(1)	(1)
Net loss	$(5,902)	$(7,727)	$(19,982)	$(23,157)
Basic and diluted net loss per share	$(0.98)	$(1.35)	$(3.31)	$(5.76)
Weighted average outstanding common shares used for net loss per share: Basic and diluted	6,063,326	5,744,475	6,032,347	4,020,656

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts and par value)

(Unaudited)

	May 31,	August 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$5,429	$3,423
Marketable securities	3,653	24,579
Prepaid expenses	688	633
Accounts receivable	661	370
Inventories	-	84
Other current assets	513	240
Total current assets	10,944	29,329
Property and equipment, net	2,369	2,996
Other assets	98	99
Total long-term assets	2,467	3,095
Total assets	$13,411	$32,424

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,157	$4,278
Other current liabilities	797	374
Current portion of long-term debt	28	70
Total current liabilities	3,982	4,722
Other non-current liabilities	61	75
Long-term debt, net of current portion	-	18
Total liabilities	4,043	4,815
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 240,000,000 shares authorized; 6,032,222 shares issued and outstanding at May 31, 2015; 6,024,109 shares issued and outstanding at August 31, 2014	333,886	332,109
Accumulated other comprehensive loss	(631)	(595)
Accumulated deficit	(323,887)	(303,905)
Total stockholders’ equity	9,368	27,609
Total liabilities and stockholders’ equity	$13,411	$32,424